FOR IMMEDIATE RELEASE
Contact: Joe Favorito, 212-356-4003, jf@ifl.tv

INTERNATIONAL FIGHT LEAGUE DECIDES AGAINST AUGUST 15 EVENT IN NEW JERSEY

Organization Working On Financial Situation

NEW YORK June 10, 2008: The International Fight League (OTC.BB: IFLI ) today announced that it has canceled its scheduled August 15 event at the Izod Center in East Rutherford, New Jersey in light of the company’s current financial condition.  IFL continues to explore options for maximizing shareholder value.  However, if the IFL is unable to successfully leverage any of those options, the company may seek protection from its creditors through a court proceeding.

The IFL is working with other top MMA organizations to keep its top fighters active in the sport and showcase their talent, while it pursues options that may enable it to continue its MMA operations. Several IFL athletes will compete on the Adrenaline MMA card in Chicago, Illinois on June 14, and announcements with other promoters working with IFL athletes are expected in the near future. The IFL will also continue to downsize its staff to reduce costs.

International Fight League™ (IFL) has its headquarters in New York. For more information about IFL, please see: www.ifl.tv.

Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations. There can be no assurance that future developments actually affecting IFL will be those anticipated. In addition, these statements are subject to numerous risk and uncertainties could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. A list and description of risks, uncertainties, and other factors can be found in IFL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.

The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc. All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.

— IFL —